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                                                                Exhibit 10.9

                              CONSULTING AGREEMENT


         AGREEMENT, entered into this 9th day of September, 1994, effective July 1, 1997, by and between NEENAH FOUNDRY COMPANY, a Wisconsin corporation, and its affiliated companies, to-wit, NEENAH CORPORATION, HARTLEY CONTROLS CORPORATION and NEENAH TRANSPORT, INC., hereinafter referred to as Company, and JAMES P. KEATING, JR., of Neenah, Wisconsin, hereinafter referred to as Consultant.

         WHEREAS, the Consultant has considerable knowledge and experience relating to the business of the Company as a result of his affiliation with the Company as a director, officer and key employee; and

         WHEREAS, the Consultant desires to aid and assist the Company as a consultant by providing consulting services to the Company; and

         WHEREAS, the Company desires to recognize the valuable and meritorious services performed on behalf of the Company by the Consultant throughout the many years in which he served the Company as a director, officer and key employee, and further desires to engage the Consultant as a consultant to render certain advisory services to the Company on a standby basis, and to reflect herein his agreement not to compete with it.

         NOW THEREFORE, in consideration of the premises and of the covenants and agreements herein provided, the parties hereto agree as follows:

         1. TERM. The Company hereby agrees to retain Consultant, and Consultant hereby agrees to be retained by the Company, all in accordance with the terms and conditions hereof, for a two-year term beginning July 1, 1997 and ending June 30, 1999, unless sooner terminated as hereinafter provided (the Consulting Period).

         2. DUTIES. Consultant shall be retained by the Company and shall, subject to paragraph 7. below, devote such time as may be reasonably required by the Company so that Company shall have the benefit of Consultant's experience and knowledge of the affairs of the business that Company is engaged in, but not in excess of 960 hours per year of this Agreement as mutually agreed upon by Consultant and Company. Consultant agrees to make himself available to give such advice and counsel to the officers and employees of Company at all reasonable times by telephone, letter or in person. The Consultant's failure to render the services or to give advice and counsel required by this Agreement as a result of Consultant's illness or other incapacities, including death, shall not affect his rights to receive the compensation provided herein.

         3.       COMPENSATION.

         a. The Company agrees to pay Consultant a monthly compensation for his services hereunder in the amount of $16,500. Also, if Consultant provides services to Company in excess of 960 hours per contract year as set forth in section 7. hereof, then Consultant shall
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receive additional compensation for his services as mutually agreed upon between
Consultant and Company.

                  b. Upon advance approval thereof and submission of appropriate invoices or vouchers, the Company shall pay or reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of his duties hereunder in furtherance of the business, and in keeping with the policies of the Company.

         4. DEATH. If Consultant dies during the term of the Agreement, the Company's obligations under this Agreement shall not terminate, but shall continue, with the remaining payments during the term of this Agreement to be made to Consultant's widow, Sally Ann Keating. If she has not survived or dies prior to date of the last payment due in June, 1999, then the payments shall be made to the estate of the last to die of Consultant or his spouse, Sally Ann Keating.

         5. TERMINATION. This Agreement may be terminated by the Company for cause at any time upon thirty (30) days' advance notice from the Company to Consultant, which notice shall set forth the specific facts on which such termination is based. Upon any such termination, Consultant shall be entitled to all arrearages of amounts to be paid pursuant to this Agreement but shall not be entitled to any further compensation. For the purposes of this Agreement, and without limitation, "cause" shall mean: Consultant's having been convicted of any crime involving fraud, embezzlement or moral turpitude.

         6. COVENANT NOT TO DISCLOSE. Consultant covenants and agrees that he will not, to the detriment of the Company, at any time during the term of this Agreement, and for a one year period thereafter, reveal, divulge or make known to any person (other than the Company) or use for his own account any confidential or proprietary records, data, trade secrets or any other confidential or proprietary information whatever (the Confidential Information) previously used by the Company to date or during the term of this Agreement and made known to Consultant by reason of his association with the Company pursuant to this Agreement, unless the disclosure of this Confidential Information is made with the permission of company when same is necessary during the course of any customer contact or for any other legitimate business reason.

         Consultant and Company agree that this Section 6. shall not change any duties Consultant may have under common law not to disclose the aforementioned confidential information.

         7. LIMITATION ON SERVICES REQUIRED OF CONSULTANT. Unless the parties otherwise agree, assignments of responsibility to Consultant shall be limited to those which can be reasonably expected to require not more than 960 hours of services per contract year.

         8. COVENANT NOT TO COMPETE. As additional consideration for Company entering into this Consulting Agreement, Consultant covenants and agrees that for the period that this Consulting Agreement is in effect and for a one year period after its termination, he will not, without the prior written consent of the Company, directly or indirectly, whether as principal or



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as agent, officer, director, employee, consultant or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on, or be engaged, concerned or take part in, or render services to, or own any interest or share in the earnings of or invest in the stock, bonds or other securities of any person, firm, corporation or other business organization (except for publicly traded securities) which is located in the continental United States in a business which is in competition with the Company.

         Consultant also covenants and agrees that for such period that this Consulting Agreement is in effect and for one year after its termination, he will not without the prior written consent of Company, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who is employed by or associated with the Company in an executive managerial or sales capacity or who is a customer of the Company.

         9. BUSINESS MATERIALS, COVENANT TO REPORT. All written materials, records and documents made by Consultant or coming into his possession, after becoming Consultant, concerning the business or affairs of the Company shall be the sole property of the Company and, upon the termination of his association with the Company pursuant to this Agreement or upon the request of the Company at any time, Consultant shall promptly deliver the same to the Company and shall retain no copies thereof. Consultant agrees to render to the Company such reports of the activities undertaken by him or conducted under its direction pursuant hereto during the term of this Agreement as the Company may request.

         Consultant and Company agree that this section 9. does not change Consultant's duty as a former employee of Company to return to Company whatever materials, records and documents that Consultant has as required by common law.

         10. SPECIFIC PERFORMANCE. Without intending to limit the remedies available to the Company, Consultant further agrees that damages at law will be an insufficient remedy to the Company in the event that he violates the terms of
Section 6., 8. and 9. of this Agreement, and that the Company may apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of such Sections. The parties hereto understand that each of the covenants contained in Sections 6., 8. and 9. of this Agreement is an essential element of this Agreement.

         11. INDEPENDENT CONTRACTOR. Nothing contained herein shall constitute Consultant an employee or agent of the Company and the relationship of Consultant to the Company shall, during such period, be one of an independent contractor.

         12. BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives. Insofar as Consultant is concerned, this contract, being personal, cannot be assigned. No assignment of this Agreement shall relieve the assigning party of its obligations under this Agreement.



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         13. NOTICES. All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if mailed by registered or certified mail, with return receipt, postage prepaid, shall be effective on receipt, to the following addresses or such other address as any party hereto shall have specified by notice in writing to the other party hereto:

         a. If to Consultant: James P. Keating, Jr., 232 Limekiln Drive, Neenah, WI 54956.

         b. If to Company: Neenah Foundry Company, Attention Mr. E. W. Aylward, Jr., President, 2121 Brooks Avenue, Neenah, WI 54956.

         14. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

         15. AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

         16. SEVERABILITY. If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.



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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement in five counterparts as of the date first above written.


In the Presence of:


-----------------------------------

                                         COMPANY:

                                         NEENAH FOUNDRY COMPANY


                                         By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                         NEENAH CORPORATION


                                         By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                         HARTLEY CONTROLS CORPORATION


                                         By:
                                             ----------------------------------
                                             Name:
                                             Title:


                                         NEENAH TRANSPORT, INC.


                                         By:
                                             ----------------------------------
                                             Name:
                                             Title:


                                         CONSULTANT:



                                         --------------------------------------
                                         James P. Keating, Jr.




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